Exhibit 99.1

For Immediate Release

Contact Information:

Vikas Arora

831-333-2000

varora@excelligencemail.com

Excelligence Learning Corporation Announces

Record First Quarter 2004 Results

Company Revenues Increased 13.8%,

Early Childhood Revenues Up 17.2% Over Q1 2003 Revenues

Monterey, Calif. — May 6, 2004 — Excelligence Learning Corporation (NASDAQSC: LRNS), a fast-growing leader in developing, manufacturing and distributing educational products to the early childhood and elementary school markets, announced results for the first quarter of 2004 and offered its revised outlook for the 2004 fiscal year.

First Quarter 2004 Results

Consolidated Company Revenues Increased 13.8% Over Q1 2003 Revenues

Ron Elliott, President and CEO, in discussing the company’s first quarter 2004 results, commented, “With a 13.8% revenue increase, 17.2% for our Early Childhood segment, our performance was impressive. Consolidated revenue was $19.8 million for the first quarter of 2004, an increase of $2.4 million over the $17.4 million we reported for the first quarter of 2003. Our increase this quarter demonstrates, once again, our ability to grow and to continue to perform successfully against our competition.”

Net Loss Improves 17.8% Over Net Loss Reported in Q1 2003

“Our business is seasonal. We typically report losses in the first quarter of the year. Our net loss for the first quarter of 2004 was $943,000, or $(0.11) per common share, compared with our net loss of $1.1 million, or $(0.14) per common share, for the same period in 2003. Our increased revenues helped us to decrease this quarter’s net loss as compared to 2003.”

Operating and EBITDA Loss Improved 16.8% and 21.8%, Respectively

“Our EBITDA loss was $1.2 million for the first quarter of 2004. This is an improvement of 21.8% over the EBITDA loss of $1.6 million reported for the first quarter of 2003.”

EBITDA, a non-GAAP financial measure, is calculated by adding back to net income (loss): net interest, income taxes, deprecation and amortization. There is more information on EBITDA, as well as a reconciliation of GAAP net loss to EBITDA, in the schedules attached to this press release.

Q1 2004 Results for Individual Business Segments

Early Childhood Segment Grows 17.2% Compared to Q1 2003;

EBITDA Loss Swings From Negative to Positive

“Excelligence Learning Corporation has two business segments, Early Childhood and Elementary School. For the Early Childhood segment, our net revenue for the first quarter of 2004 was $18.2 million, a 17.2% increase over the $15.5 million generated in first quarter of 2003. EBITDA for the Early Childhood segment for the first quarter of 2004 was $240,000, compared to an EBITDA loss of $271,000 for the same period in 2003. Our sales increase and resulting EBITDA improvement were primarily due to a new marketing strategy that better leverages our unique multi-channel distribution structure, something we believe our competition would find very expensive to match.”

Elementary School Segment’s Operations Consolidation Affects EBITDA,

Paves Way for Lower Future Costs

“The Elementary School segment is more seasonal than our Early Childhood segment. Net revenue for the Elementary School segment was $1.7 million for the first quarter of 2004. This is a decrease of 13.2% from the $1.9 million reported in the first quarter of 2003. The Elementary School segment’s EBITDA loss for the first quarter of 2004 was $1.5 million, compared to a $1.3 million EBITDA loss for the first quarter of 2003. While the decrease in sales for the first quarter affected EBITDA loss, the segment also incurred $50,000 in one-time charges, primarily freight costs associated with the transfer of inventory, as it worked to consolidate its principal warehouse and production operations into our newly-automated Dallas facilities. We believe that the consolidation will lower operating costs in the future and should have a positive effect on EBITDA as we approach our busy season.”

Business Outlook

Second Quarter 2004 Expectations:

Net revenues are expected to be between $24 million and $27 million.

EBITDA is expected to be between $700,000 and $1.7 million.

Operating income is expected to be between $200,000 and $1.2 million.

Full Year 2004 Expectations (revised):

Net revenues are expected to be between $115 and $125 million.

EBITDA is expected to be between $7 and $12 million.

Operating income is expected to be between $5 and $9 million.

“We believe that our performance during the traditionally slow first quarter indicates that we can expect to perform very well throughout the remainder of 2004. Conditions in our marketplace are also improving, which should enable us to meet our expectations in the next two quarters, our busiest time of the year.”

For a more detailed explanation of the items contained in this press release, please refer to Excelligence Learning Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, to be filed with the Securities and Exchange Commission early next week.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A “SAFE HARBOR” FOR FORWARD-LOOKING STATEMENTS. CERTAIN INFORMATION INCLUDED IN THIS PRESS RELEASE (AS WELL AS INFORMATION INCLUDED IN ORAL STATEMENTS OR OTHER WRITTEN STATEMENTS MADE OR TO BE MADE BY EXCELLIGENCE, ITS DIRECTORS AND/OR ITS EXECUTIVE OFFICERS) CONTAINS STATEMENTS THAT ARE FORWARD-LOOKING, INCLUDING SECOND QUARTER AND FULL YEAR 2004 EXPECTATIONS, FINANCIAL PROJECTIONS, SUCH AS PROJECTIONS OF REVENUE, STATEMENTS OF MANAGEMENT’S PLANS, OBJECTIVES OR EXPECTATIONS, INFORMATION REGARDING NEW PRODUCTS OR SERVICES, STATEMENTS OF BELIEF AND OTHER MATTERS RELATING TO EXPECTATIONS AND STRATEGIES REGARDING THE FUTURE. ALTHOUGH EXCELLIGENCE BELIEVES THAT THE CURRENT EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, SUCH FORWARD-LOOKING INFORMATION IS SUBJECT TO IMPORTANT RISKS AND UNCERTAINTIES THAT COULD SIGNIFICANTLY AFFECT ANTICIPATED RESULTS AND THERE CAN BE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ACHIEVED. ACCORDINGLY, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE BY EXCELLIGENCE. CERTAIN FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXCELLIGENCE’S EXPECTATIONS ARE SET FORTH AS RISK FACTORS IN THE COMPANY’S SECURITIES AND EXCHANGE COMMISSION REPORTS AND FILINGS, INCLUDING THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003. THESE FILINGS MAY BE VIEWED FREE OF CHARGE AT WWW.SEC.GOV. THE COMPANY DOES NOT UNDERTAKE TO UPDATE ITS FORWARD-LOOKING STATEMENTS, EXCEPT TO THE EXTENT THAT THE COMPANY IS REQUIRED TO DO SO UNDER APPLICABLE LAW.

About Excelligence Learning Corporation

Excelligence Learning Corporation is a developer, manufacturer and retailer of educational products which are sold to child care programs, preschools, elementary schools and consumers. The Company serves early childhood professionals, educators, and parents by providing quality educational products and programs for children from infancy to 12 years of age. With proprietary product offerings and a multi-channel distribution strategy, the Company helps to further children’s education and to reinforce the connection between children’s learning at school and at home. The Company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the Company develops, markets and sells educational products through multiple distribution channels to early childhood professionals and parents. Through its Elementary School segment, the Company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. These products are then resold as a fundraising device for the benefit of a particular school. Excelligence Learning Corporation’s headquarters is in Monterey, California and its website is www.excelligencelearning.com.

EXCELLIGENCE LEARNING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues	$19,836	$17,418
Cost of goods sold	12,928	11,290

Gross profit	6,908	6,128

Operating expenses:
Selling, general and administrative	8,506	8,027
Amortization of other intangible assets	43	75

Operating loss	(1,641)	(1,974)

Other (income) expense:
Interest expense	5	32
Interest income	(2)	(5)

Loss before income taxes	(1,644)	(2,001)
Income tax benefit	701	853

Net loss	$(943)	$(1,148)

Net Loss Per Share Calculation:
Net loss per share – basic and diluted	$(0.11)	$(0.14)

Weighted average shares used in net loss per share calculation – basic and diluted	8,688,474	8,471,463

Segment Information and Reconciliation of Net Loss to EBITDA (unaudited – in thousands):

	Early Childhood		Elementary School		Consolidated
	Three Months Ended March 31,
	2004	2003	2004	2003	2004	2003
Net revenues	$18,172	$15,501	$1,664	$1,917	$19,836	$17,418

EBITDA:
Net loss	$(17)	$(351)	$(926)	$(797)	$(943)	$(1,148)
Net interest charges	3	26	—	1	3	27
Income taxes	(12)	(240)	(689)	(613)	(701)	(853)
Depreciation and amortization	266	294	161	127	427	421

EBITDA (loss)	$240	$(271)	$(1,454)	$(1,282)	$(1,214)	$(1,553)

Note: Excelligence Learning Corporation’s supplemental profit measure is EBITDA, which is calculated by adding back to net income (loss): net interest, income taxes, deprecation and amortization. EBITDA information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles (such as operating income or net income), nor should it be considered as an indicator of the Company’s overall financial performance. The Company’s calculations of EBITDA may be different from the calculations used by other companies and, therefore, comparability may be limited.

EXCELLIGENCE LEARNING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for par value and share amounts)

(Unaudited)

	March 31, 2004	December 31, 2003*
ASSETS
Current assets :
Cash and cash equivalents	$2,857	$3,620
Accounts receivable, net	5,259	5,480
Inventories	20,427	15,133
Prepaid expenses and other current assets	3,189	2,937
Deferred income taxes	1,315	1,214

Total current assets	33,047	28,384
Property and equipment, net	4,493	4,070
Deferred income taxes	6,860	6,367
Other assets	302	307
Goodwill	5,878	5,878
Other intangible assets, net	875	918

Total assets	$51,455	$45,924

LIABILITIES, REDEEMABLE SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,171	$3,018
Accrued expenses	3,094	2,955
Income tax payable	31	234
Other current liabilities	335	186

Total current liabilities	12,631	6,393

Redeemable common shares, 100,000 shares authorized, issued and outstanding at December 31, 2003	—	400

Stockholders’ equity:
Common stock, $0.01 par value; 15,000,000 shares authorized; 8,731,287 and 8,549,423 shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively	87	85
Additional paid-in capital	62,849	62,353
Deferred stock compensation	(782)	(920)
Accumulated deficit	(23,330)	(22,387)

Total stockholders’ equity	38,824	39,131

Total liabilities, redeemable securities and stockholders’ equity	$51,455	$45,924

*	Derived from audited consolidated financial statements filed in the Company’s 2003 Annual Report on Form 10-K.

EXCELLIGENCE LEARNING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net loss	$(943)	$(1,148)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	427	421
Provision for losses on accounts receivable	(115)	25
Equity-based compensation	138	143
Deferred income taxes	(594)	(853)
Changes in operating assets and liabilities, net of assets and liabilities assumed in acquisition:
Accounts receivable	336	(382)
Inventories	(5,294)	(7,304)
Prepaid expenses and other current assets	(252)	258
Other assets	5	18
Accounts payable	6,153	6,526
Accrued expenses	139	(22)
Income tax related liabilities	(203)	(3)
Other current liabilities	149	(37)

Net cash used in operating activities	(54)	(2,358)

Cash flows from investing activities:
Purchase of property and equipment	(807)	(323)
Acquisition of Marketing Logistics, Inc.	—	(827)

Net cash used in investing activities	(807)	(1,150)

Cash flows from financing activities:
Borrowings on line of credit	—	12,852
Principal payments on line of credit	—	(8,457)
Exercise of employee stock options	98	13

Net cash provided by financing activities	98	4,408

Net increase (decrease) in cash and cash equivalents	(763)	900
Cash and cash equivalents at beginning of period	3,620	2,713

Cash and cash equivalents at end of period	$2,857	$3,613

Supplemental disclosures of cash flow information:
Issuance of redeemable common shares in acquisition	$—	$400
Cash payments during the period:
Cash paid for interest	$—	$2
Cash paid for taxes	$96	$3